EXHIBIT 4.4

               THIS WARRANT WAS ORIGINALLY ISSUED ON MAY 31, 2000 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT. THIS WARRANT IS ALSO SUBJECT TO A SECURITIES PURCHASE AGREEMENT DATED AS OF MAY 15, 2000 BY AND BETWEEN UNITED SHIPPING & TECHNOLOGY, INC. (THE "COMPANY") AND THE ORIGINAL HOLDER HEREOF, AS AMENDED FROM TIME TO TIME. A COPY OF SUCH SECURITIES PURCHASE AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST.


                           STOCK PURCHASE WARRANT
                          TO ACQUIRE COMMON STOCK

                   Date of Issuance:  May 31, 2000        Certificate No. W-4

               For value received, UNITED SHIPPING & TECHNOLOGY, INC., a Utah corporation (the "Company"), hereby grants to TH LEE.PUTNAM INTERNET PARALLEL PARTNERS, L.P., a Delaware limited partnership ("THLI"), or its transferees and assigns, the right to purchase from the Company up to 196,531 Warrant Shares (as defined herein) at a price per share equal to
(i) the lowest exercise price per share of Common Stock (the "Base Exercise Price") of any of the initially approved Options for 3,000,000 shares of Common Stock issued pursuant to the Company's 2000 Stock Option Plan (the "2000 Options") less (ii) in the event that an indemnification payment is due by the Company pursuant to Section 9.06 of the Purchase Agreement and to the extent such indemnification payment is payable pursuant to the terms thereof by reduction of the exercise price of the Common Warrants (as defined below) (such indemnification amount, the "Indemnification Amount"), an amount equal to such Indemnification Amount divided by the total number of shares of Common Stock issuable upon full exercise of all Common Warrants (including this Warrant) (provided that the minimum Exercise Price resulting from the adjustments in this clause (ii) as of the final date of such adjustments shall be $.004 per share) (such price per share, as adjusted from time to time, the "Exercise Price"). In the event that the difference between the highest and the lowest exercise price per share of Common Stock of all of the 2000 Options is material, the "Purchasers" (as defined in the Purchase Agreement) and the Company will negotiate in good faith to consider a mutually acceptable, alternative formula for calculating the Base Exercise Price in a manner which is not unduly burdensome for either party. This Warrant is one of the "Common Warrants" (collectively, the "Common Warrants") issued pursuant to the terms of the Securities Purchase Agreement dated as of May 15, 2000 between the Company and the purchasers named therein (as amended, restated or modified from time to time, the "Purchase Agreement"). Certain capitalized terms used herein are defined in Section 5 hereof.

               This Warrant is subject to the following provisions:

               SECTION 1.    Exercise of Warrant.

               1A. Exercise Period. The purchase rights represented by this Warrant may only be exercised, in whole or in part, at any time, and from time to time until 5:00 p.m., New York time, on May 31, 2004 or, if such day is not a business day, on the next preceding business day (the "Exercise Period"); provided, that (i) this Warrant may only be exercised in the event and to the extent that any of the 2000 Options have been exercised by the holders thereof from time to time for a total number of Warrant Shares equal to (x) the total number of shares of Common Stock then issuable upon full exercise of this Warrant (plus any Warrant Shares that have been previously issued upon exercise of any portion of this Warrant), multiplied by (y) a fraction, the numerator of which is the aggregate number of shares of Common Stock represented by all 2000 Options that have been so exercised, and denominator of which is the total number of 2000 Options that have been issued and have not been forfeited or terminated (provided that this Warrant will become fully exercisable in the event that any indemnification payment by the Company is due pursuant to Section 9.06 of the Purchase Agreement), and (ii) any delay described in Section 1B(ii) which causes the issuance of the Warrant Shares to occur beyond the Exercise Period shall in no event limit or affect the Registered Holder's rights to receive such Warrant Shares at the termination of such delay.

               1B.    Exercise Procedure.

                        (i) This Warrant shall be deemed to have been exercised when all of the following items have been delivered to the Company (the "Exercise Time"):

                             (a) a completed Exercise Agreement, as
        described in Section 1C below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "Purchaser");

                             (b) this Warrant;

                             (c) if the Purchaser is not the Registered
        Holder, an Assignment or Assignments in the form set forth in
        Exhibit II attached hereto evidencing the assignment of this Warrant to the Purchaser; and

                             (d) a check or wire transfer payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of Warrant Shares being purchased upon such exercise (the "Aggregate Exercise Price").

                       (ii) Certificates for Warrant Shares purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five days after the date of the Exercise Time together with any cash payable in lieu of a fraction of a share pursuant to the provisions of
Section 14 hereof; provided, that in the event that the applicable waiting period under the Hart-Scott-Rodino Improvements Act of 1976, as amended, as described in Section 7.02 of the Purchase Agreement has not expired, the Company shall not issue such Warrant Shares until such waiting period has expired. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

                       (iii) The Warrant Shares issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the Registered Holder of such Warrant Shares at the Exercise Time.

                       (iv) The issuance of certificates for Warrant Shares upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Shares.

                       (v) The Company shall not close its books against the transfer of this Warrant or of any Warrant Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par value per share of the unissued Warrant Shares acquirable upon exercise of this Warrant is at all times equal to or less than the Exercise Price then in effect. In the event that the Company fails to comply with its obligations set forth in the foregoing sentence, the Purchaser may (but shall not be obligated to) purchase Warrant Shares hereunder at par value, and the Company shall be obligated to reimburse the Purchaser for the aggregate amount of consideration paid in connection with such exercise in excess of the Exercise Price then in effect.

                       (vi) The Company shall assist and cooperate with the Registered Holder or any Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including any filings described in Section 1B(ii) hereof.

                       (vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Registered Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

                       (viii) The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the exercise of the Common Warrants, the maximum number of Warrant Shares issuable upon the exercise of the Common Warrants. All Warrant Shares which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges except those created by actions of the holder hereof. The Company shall take all such reasonable actions as may be necessary to ensure that all such Warrant Shares may be so issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

                       (ix) If the Warrant Shares issuable by reason of exercise of this Warrant are convertible into or exchangeable for any other stock or securities of the Company, the Company shall, at the Purchaser's option and upon surrender of this Warrant by such Purchaser as provided above together with any notice, statement or payment required to effect such conversion or exchange of Warrant Shares, deliver to such Purchaser (or as otherwise specified by such Purchaser) a certificate or certificates representing the stock or securities into which the Warrant Shares issuable by reason of such conversion are convertible or exchangeable, registered in such name or names and in such denomination or denominations as such Purchaser has specified.

                       (x) The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly, by any action (including, without limitation, reincorporation in a jurisdiction other than Utah, amending its Articles of Incorporation or through any Organic Change (as defined in Section 2D), issuance or sale of securities or any other voluntary action) avoid or seek to avoid the observance or performance of any of terms of this Warrant (except for any action which ratably affects all Warrant Shares and shares of Common Stock), but shall at all times in good faith assist in the carrying out of all such terms of Warrant. Without limiting the generality of the foregoing, the Company shall (a) use its reasonable best efforts to obtain all such authorizations, exemptions, or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant, and (b) not undertake any reverse stock split, combination, reorganization, or other reclassification of its capital stock which would have the effect of making this Warrant exercisable for less than one share of Common Stock.

               1C. Exercise Agreement. Upon any exercise of this Warrant, the Purchaser shall deliver to the Company an Exercise Agreement in substantially the form set forth as Exhibit I hereto, except that if the Warrant Shares are not to be issued in the name of the Registered Holder, the Exercise Agreement shall also state the name of the Person to whom the certificates for the Warrant Shares are to be issued, and if the number of Warrant Shares to be issued does not include all of the Warrant Shares purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be issued.

               SECTION 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price shall be subject to adjustment from time to time as provided in this Section 2, and the number of Warrant Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

               2A. Adjustment of Exercise Price and Number of Shares upon Issuance of Common Stock.

                (i) If and whenever after the original date of issuance of this Warrant the Company issues or sells, or in accordance with Section 2B is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Market Price of the Common Stock determined as of the date of such issue or sale, then immediately upon such issue or sale the Exercise Price shall be determined by multiplying the Exercise Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance of sale, plus (2) the consideration, if any, received by the Company upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. In the event of a change in the Base Exercise Price at any time after the original date of issuance of the Warrant, any adjustments to the Exercise Price previously made pursuant to this Section 2 shall be recalculated on a pro forma basis as if the Base Exercise Price at the time of each such adjustment was the Base Exercise Price after giving effect to such change. In the event that there is an Indemnification Amount which result in a reduction of the Exercise Price, any adjustments to the Exercise Price previously made pursuant to this
Section 2 shall be recalculated on a pro forma basis as if the reduction resulting from the Indemnification Amount had occurred prior to each such adjustment.

               (ii) Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares acquirable upon exercise of this Warrant shall be adjusted to the number of shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

              (iii) Notwithstanding the foregoing, there shall be no adjustment to the Exercise Price or the number of Warrant Shares obtainable upon exercise of this Warrant with respect to (A) the issuance or granting of Common Stock, Options or Convertible Securities to employees, officers, consultants and directors of the Corporation and its Subsidiaries or the exercise thereof pursuant to the Stock Option Plans, (B) the issuance or granting of Options for up to 75,000 shares of Common Stock (as adjusted for any stock splits, reverse stock splits, share combinations, stock dividends, or similar reclassifications) to employees and consultants of the Corporation outside of the Stock Option Plans, (C) the issuance of Series B Preferred Stock upon exercise of the Warrants, (D) the issuance of Common Stock upon (i) exercise of the Warrant To Purchase Shares of Common Stock of United Shipping & Technology, Inc. or (ii) the conversion of the 9% Convertible Subordinated Promissory Note, in each case, dated as of April 25, 2000, issued by the Company to J. Iver & Company, (E) the issuance of Common Stock upon exercise of the Warrant To Purchase Common Stock of United Shipping & Technology, Inc., dated as of September 24, 1999, issued to Bayview Capital Partners L.P. (the "Bayview Warrant"), (F) the issuance of Common Stock upon conversion of the Convertible Subordinated Note, dated as of September 24, 1999, issued by the Company to CEX Holdings, Inc. (the "CEX Convertible Note"), (G) the issuance of no more than 100,000 shares of Common Stock (as adjusted for any stock splits, reverse stock splits, share combinations, stock dividends or similar reclassifications) to Jack D. Ashabranner II (or a trust solely for his benefit) solely as payment in satisfaction of a court-approved settlement of his claim against Corporate Express Delivery Systems, Inc., et al., pending in the United States District Court for the Southern District of Texas, Houston Division (Case No. H-98-1271), (H) the issuance of Common Stock upon exercise of the Company's Series B Convertible Preferred Stock, par value $.004 per share (the "Preferred Stock") and (I) the issuance of Preferred Stock upon exercise of the Preferred Warrants.

               2B. Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 2A, the following shall be applicable:

               (i) Issuance of Rights or Options. If the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to be outstanding and to have been issued and sold by the Company at such time for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which are exercisable into Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

               (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this Section 2, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

               (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted immediately to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of Warrant Shares shall be correspondingly adjusted. For purposes of this Section 2B, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided, that (A) no such change shall at any time cause the Exercise Price hereunder to be increased, and (B) no adjustment to the Conversion Price pursuant to this clause (iii) shall be made as a result of any adjustment to the exercise and/or conversion price with respect to the Bayview Warrant, CEX Convertible Note or the Preferred Warrants pursuant to and in accordance with the antidilution protection provisions of such securities as in effect on May 31, 2000.

               (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect and the number of Warrant Shares acquirable hereunder shall be adjusted immediately to the Exercise Price and the number of shares which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of this Section 2B, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of this Warrant shall not cause the Exercise Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of this Warrant.

               (v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. The fair value of any consideration other than cash or securities shall be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding on the Company and the Registered Holders of the Warrants, and the fees and expenses of such appraiser shall be paid by the Company.

               (vi) Integrated Transactions. In case any Option (other than the Preferred Warrants) is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued without consideration.

               (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any of its Subsidiaries, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

               (viii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               2C. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Shares obtainable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares obtainable upon exercise of this Warrant shall be proportionately decreased.

               2D. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, which in each case is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any Organic Change, the Company shall make appropriate provision to insure that each of the Registered Holders of the Warrants shall thereafter have the right to acquire and receive, in lieu of the Warrant Shares immediately theretofore acquirable and receivable upon the exercise of such holder's Warrant, such shares of stock, securities or assets as each such Registered Holder would have received in connection with such Organic Change if such Registered Holder had exercised its Warrants in full immediately prior to such Organic Change. In each such case, the Company shall make appropriate provision with respect to such holders' rights and interests to insure that the provisions of this Section 2 and Sections 3 and 4 hereof shall thereafter be applicable to the Warrants. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

               2E. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's board of directors shall make an appropriate adjustment in the Exercise Price and the number of Warrant Shares obtainable upon exercise of this Warrant so as to protect the rights of the holders of the Warrants; provided, that no such adjustment shall increase the Exercise Price or decrease the number of Warrant Shares obtainable as otherwise determined pursuant to this Section 2.

               2F.    Notices.

                (i) Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (ii) The Company shall give written notice to the Registered Holder at least 20 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon the Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

              (iii) The Company shall also give written notice to the Registered Holders at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

               Section 3. Liquidating Dividends. If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a "Liquidating Dividend"), then the Company shall pay to the Registered Holder of this Warrant at the time of payment thereof the Liquidating Dividend which would have been paid to such Registered Holder on the Warrant Shares had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

               Section 4. Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Registered holder of this Warrant shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

               SECTION 5. Definitions. The following terms have the meanings set forth below:

               "Common Stock" means, collectively, the Company's common stock, par value $.004 per share, and any securities into which such common stock is hereafter converted or exchanged.

               "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2B(i) and 2B(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

               "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the twenty (20) consecutive trading days immediately prior to the day as of which "Market Price" is being determined. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

               "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or government or department or agency thereof.

               "Preferred Warrants" means, collectively, the "Preferred Warrants" and "Additional Warrants" as defined in, and issued pursuant to, the Purchase Agreement, and any warrants issued in exchange, substitution or replacement therefor.

               "Registered Holder" means the holder of this Warrant as reflected in the records of the Company maintained pursuant to the provisions of Section 13.

               "Required Holders" means the holders of at least two-thirds of the purchase rights represented by this Warrant as originally issued which remain outstanding and unexercised.

               "Stock Option Plans" means, collectively, the Corporation's 1995 Stock Option Plan, 1996 Director Stock Option Plan, and 2000 Stock Option Plan (if and only to the extent approved by the Company's stockholders).

               "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

               "Warrant Shares" means shares of the Common Stock issuable upon exercise of the Warrant; provided, that if the securities issuable upon exercise of the Warrants are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Warrant Shares" shall mean shares of the security issuable upon exercise of the Warrants if such security is issuable in shares, or shall mean the equivalent units in which such security is issuable if such security is not issuable in shares.

               SECTION 6. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the Registered Holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of the Company.

               SECTION 7. Transferability. Subject to compliance with the Securities Act of 1933, as amended, and other applicable securities law, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto).

               SECTION 8. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. At the request of the Registered Holder (pursuant to a transfer of Warrants or otherwise), this Warrant may be exchanged for one or more Warrants to purchase Common Stock. The date the Company initially issues this Warrant shall be deemed to be the date of issuance hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrants."

               SECTION 9. Exchange. In the event that it becomes unlawful or, in the reasonable judgment of any Registered Holder of this Warrant, unduly burdensome by reason of a change in legal or regulatory considerations or the interpretation thereof affecting the ability of financial institutions or their affiliates to hold equity securities, or any material change (including a reduction in the number of shares of Common Stock outstanding) in the capital structure of the Company, to hold any or all of the Warrants or Warrant Shares, the Registered Holder of this Warrant shall have the right to require all or part of such Registered Holder's Warrants or Warrant Shares to be exchanged for nonvoting stock or similar interests that convey equivalent economic benefits to such Warrants or Warrant Shares and include, in the case of Warrants, equivalent anti-dilution protection. Any such exchange shall occur as soon as practicable but in any event within sixty (60) days after written notice by the Registered Holder of this Warrant to the Company (or such earlier date if required to comply with applicable law).

               SECTION 10. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft, or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that if the Registered Holder is a financial institution or other institutional investor its own Agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed, or mutilated certificate and dated the date of such lost, stolen, destroyed, or mutilated certificate.

               SECTION 11. Notices. Except as otherwise expressly provided herein, all notices and deliveries referred to in this Warrant shall be in writing, shall be delivered personally, sent by registered or certified mail, return receipt requested and postage prepaid or sent via nationally recognized overnight courier or via facsimile, and shall be deemed to have been given when so delivered (or when received, if delivered by any other method) if sent (i) to the Company, at its principal executive offices, and
(ii) to a Registered Holder, at such Registered Holder's address as it appears in the records of the Company (unless otherwise indicated by any such Registered Holder).

               SECTION 12. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Required Holders.

               SECTION 13. Warrant Register. The Company shall maintain at its principal executive offices books for the registration and the registration of transfer of Warrants. The Company may deem and treat the Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

               SECTION 14. Fractions of Shares. The Company may, but shall not be required to, issue a fraction of a Warrant Share upon the exercise of this Warrant in whole or in part. As to any fraction of a share which the Company elects not to issue, the Company shall make a cash payment in respect of such fraction in an amount equal to the same fraction of the Market Price of a Warrant Share on the date of such exercise.

               SECTION 15. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OR CHOICE OF LAW OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                                 * * * * *


               IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated as of the date hereof.

                                          UNITED SHIPPING & TECHNOLOGY, INC.


                                          By: /s/ Peter C. Lytle
                                              --------------------------------
                                              Name:  Peter C. Lytle
                                              Title: CEO



Attest:


/s/ Kenneth D. Zigrino
------------------------------



                                                                  EXHIBIT I


                             EXERCISE AGREEMENT


To:                                                Dated:

               The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-4), hereby agrees to subscribe for the purchase of ______ Warrant Shares covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.


                                               Signature _____________________

                                               Address ______________________




                                                                 EXHIBIT II


                                 ASSIGNMENT


               FOR VALUE RECEIVED, _____________________________ hereby
sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-4) with respect to the number of the Warrant Shares covered thereby set forth below, unto:

Names of Assignee                Address                     No. of Shares







Dated:                               Signature     _______________________

                                                   _______________________

                                     Witness       _______________________